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                                                                     EXHIBIT 2.3



                            DEPOSIT ESCROW AGREEMENT


         THIS DEPOSIT ESCROW AGREEMENT (this "Agreement") dated as of January 29, 2002 (the "Effective Date") is entered into by and among SUBURBAN LODGES OF AMERICA, INC., a Georgia corporation (the "Secured Party"), INTOWN SUITES MANAGEMENT, INC., a Georgia corporation (the "Depositor"), and SOUTHTRUST BANK, a state banking corporation organized and existing under the laws of the State of Alabama, as escrow agent (the "Escrow Agent").

         WHEREAS, Intown Holding Company, LLC, the Depositor, Intown Sub, Inc. ("Sub") and the Secured Party have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof, which provides for, among other things, the merger of Sub with and into the Secured Party (the "Merger") on the terms and conditions contained in the Merger Agreement (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

         WHEREAS, the Depositor has agreed to deliver, or cause to be delivered, to the Escrow Agent, funds in the amount of $5,000,000 as a deposit (the "Deposit") for the payment of liquidated damages, if any are payable, to the Secured Party pursuant to Section 7.2(e) of the Merger Agreement, to be held, administered and disbursed by the Escrow Agent in accordance with the terms and provisions of this Agreement.

         NOW THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. APPOINTMENT OF ESCROW AGENT. The Secured Party and the Depositor do hereby appoint the Escrow Agent as escrow agent for the purposes described herein.

         2. ACCEPTANCE OF APPOINTMENT BY ESCROW AGENT. The Escrow Agent does hereby accept the appointment as escrow agent and agrees to act in accordance with the terms and conditions described herein.

         3. ESCROW FUND. The Depositor has delivered to, or caused to be delivered to, Escrow Agent the Deposit as contemplated by Section 1.8 of the Merger Agreement, and Escrow Agent hereby acknowledges receipt of the Deposit. The Deposit shall be held, maintained, invested and secured by the Escrow Agent in accordance with the terms, conditions and restrictions herein described (the Deposit and any earnings thereon, if any, shall be collectively herein referred to as the "Escrow Fund"). The Escrow Agent shall release the Escrow Fund only in accordance with (a) the instructions set forth in Exhibit A or (b) a final order, decree or judgment of a court of competent jurisdiction in the United States of America from which no

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appeal may be taken, whether because of lapsed time or otherwise, in an action initiated by any of the parties hereto.

         4. INVESTMENT AND MAINTENANCE OF ESCROW FUND. The Escrow Agent shall invest and reinvest the Escrow Fund in investments of the type specified on Exhibit B, as directed in written instructions signed by both the Secured Party and the Depositor and which shall be considered acceptable in the sole discretion of the Escrow Agent. The Escrow Agent shall have sole discretion to select the brokers, dealers or other traders of securities in connection with the investment of the Escrow Fund. During the term of this Agreement, the Escrow Agent shall provide the Secured Party and the Depositor with written monthly statements containing the beginning balance of the Escrow Fund, as well as all principal and income transactions for the statement period. The Escrow Agent shall have the express authority to liquidate any and all investments consisting in whole or in part of the Escrow Fund to make any and all payments under this Agreement. In the event that any or all of the Escrow Fund is of the type which cannot be invested or each of the Secured Party and the Depositor sign and deliver written instructions to the Escrow Agent expressly requesting that the Escrow Fund not be invested, the Escrow Agent shall securely hold and maintain the Escrow Fund in the escrow account.

         5. LIABILITY OF ESCROW AGENT. The Escrow Agent shall not be liable for any loss to the Escrow Fund resulting from the investment(s) enumerated in Exhibit B or any investment(s) requested in written instructions signed by the Depositor and the Secured Party, except as provided below. The Escrow Agent shall not be liable for any: (i) actions taken pursuant to written instructions signed by the Depositor and the Secured Party; (ii) inaction resulting from the failure of either the Depositor or the Secured Party to provide the Escrow Agent with written instructions as to investment directives;
(iii) inaction resulting from the exercise of the Escrow Agent's sole discretion in the choice of requested investments; or, (iv) any loss resulting from the liquidation of any investment(s) prior to such investment's maturity date for the purpose of making required payments under this Agreement. The Escrow Agent shall not be held liable for any actions taken in good faith reliance upon written instructions signed by the Depositor and the Secured Party. The Escrow Agent shall not be held liable for any action or inaction taken in good faith, except that it may be held liable for its own gross negligence or willful misconduct, if so determined by a court of competent jurisdiction. Under no circumstances shall the Escrow Agent be held liable for any special, indirect or consequential damages of any kind, even though the Escrow Agent may have been placed on notice of the likelihood of such loss.

         6. RIGHTS AND DUTIES OF ESCROW AGENT. The Escrow Agent shall only be required to perform the duties expressly described herein. No further duties shall be implied from this Agreement or any other written or oral agreement by and between the Escrow Agent, the Depositor and the Secured Party made previous or subsequent to this Agreement, unless such written amendment to this Agreement is executed by all parties to this Agreement. The Escrow Agent may rely upon any written instructions believed in good faith to be genuine when signed and presented by the requesting parties and shall not have a duty to inquire or investigate the validity of any such written instruction. The Escrow Agent shall not be required to solicit funds


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from either the Depositor or the Secured Party in connection with this
Agreement. The Escrow Agent shall be permitted to execute any and all powers under this Agreement directly or through its agents and/or attorneys, and shall be allowed to seek counsel from any professional regarding the performance of this Agreement, which professionals shall be selected at the sole discretion of the Escrow Agent. Should the Escrow Agent become uncertain as to its duties under this Agreement, it shall be permitted to immediately abstain from further action until such duties are expressly defined in a writing signed by all of the parties hereto, and shall only be required to protect and keep the Escrow Fund in its current investment(s) until such time as a written agreement among the parties is executed or a court of competent jurisdiction shall render an order directing further action. Upon release of the Escrow Fund as set forth in Exhibit A hereto, the Escrow Agent shall be fully released from any and all further obligations, except for the provision of written notice to the other parties to this Agreement, setting forth in such notice the date of release of the Escrow Fund, the party to whom released and the amount released, such notification to be in the form of the Escrow Agent's final monthly statement. Upon the above referenced notification, the Escrow Agent shall be released from further obligations to any other party to this Agreement.

         7. RESIGNATION AND SUCCESSION OF ESCROW AGENT. The Escrow Agent may resign and be discharged of all duties and obligations under this Agreement by providing ten (10) calendar days written notice of such resignation to both the Depositor and the Secured Party. Such resignation shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation, the Depositor and the Secured Party, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by the Depositor and the Secured Party. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall promptly deliver the Escrow Fund and all materials and instruments in its possession which relate to the Escrow Fund to such successor and be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession in accordance with this Section 7. The Escrow Agent shall have the right to withhold an amount equal to any amount due and owing the Escrow Agent, plus any costs and fees incurred by the Escrow Agent in connection with the termination of this Agreement. Any merger, consolidation or the purchase of all or substantially all of the Escrow Agent's corporate assets resulting in a new corporate entity shall not be considered a successor for the purposes of this Section 7, and, subject to the obligations of the Escrow Agent under Section 12 hereof the Escrow Fund shall be transferred to such entity without written consent under this Agreement.

         8. TERMINATION OF ESCROW AGENT. The Escrow Agent may be discharged from its duties under this Agreement, with or without cause, by the Depositor and the Secured Party, acting jointly, upon ten (10) calendar days written notice from the Depositor and the Secured Party and upon the payment of any and all costs and fees due to Escrow Agent. In such event, the Escrow Agent shall be entitled to rely upon written instructions signed by the


                                       3
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Depositor and the Secured Party as to the disposition and delivery of the Escrow
Fund. Upon thirty (30) calendar days after receipt of such written notice of termination, if no successor has been named, the Escrow Agent shall immediately cease further action under this Agreement and shall have no further obligations hereunder except to hold the Escrow Fund as a depository.

         9. TAXES AND FEES. The Depositor and the Secured Party each represent that its Federal Employer Identification Number listed in Section 11 is true and correct, and that each will notify the Escrow Agent in writing immediately upon any change to such number. The Depositor and the Secured Party shall, jointly and severally, indemnify and hold harmless the Escrow Agent against and in respect to liability for taxes and/or any penalties or interest attributable to the investment of the Escrow Fund by Escrow Agent pursuant to this Agreement. Depositor and Secured Party also agree to pay 50% of the compensation for the services rendered by the Escrow Agent under this Agreement. Compensation for services rendered by the Escrow Agent shall be paid per the instructions set forth on Exhibit C, and Depositor and Secured Party agree to jointly pay or reimburse the Escrow Agent for all reasonable expenses and disbursements, including reasonable attorney's fees, incurred in connection with the preparation, execution, performance, delivery, modification or termination of this Agreement (with each party paying 50% of such expenses and disbursements).

         10. INDEMNIFICATION OF ESCROW AGENT. Depositor and the Secured Party shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its directors, officers, agents and employees from all loss, liability or expense arising from the execution and/or performance of this Agreement or the undertaking of any instructions from the Depositor or the Secured Party, except for those acts by the Escrow Agent which shall constitute gross negligence or willful misconduct, and such indemnification shall include reasonable attorney's fees. The Escrow Agent's right of indemnification shall survive the resignation or termination of the Escrow Agent and the termination of the duties described in this Agreement.

         11. NOTICES. All communications, notices and instructions required herein shall be in writing and shall be deemed to have been duly given if delivered by hand or first class, registered mail, return receipt requested, postage prepaid, or by facsimile transmission if followed by letter and affirmative confirmation of receipt is received (such facsimile notice to be effective on the date such affirmative confirmation of receipt is received), or by overnight courier (such notice to be effective the following business day if instructions to deliver such notice on the next business day are given) and addressed as follows:

      If to the Escrow Agent:            SouthTrust Bank
                                         Corporate Trust Department
                                         79 West Paces Ferry Road, N.W.
                                         Atlanta, Georgia 30305
                                         Attn:  Virginia Petty
                                         404-841-4670 - Direct
                                         404-841-4766 - Facsimile


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      If to the Secured Party:           Suburban Lodges of America, Inc.
                                         300 Galleria Parkway - Suite 1200
                                         Atlanta, Georgia 30339
                                         Attn:  Kevin R. Pfannes
                                         Facsimile:  (770) 951-1021

     With a copy to:                     Kilpatrick Stockton, LLP
                                         1100 Peachtree Street, NE, Suite 2800
                                         Atlanta, Georgia 30309-4530
                                         Attn:  Michael H. Trotter, Esq.
                                                Daniel T. Falstad, Esq.
                                         Facsimile:  (404) 815-6555

      If to the Depositor:               Intown Suites Management, Inc.
                                         2102 Piedmont Road
                                         Atlanta, Georgia 30324
                                         Attn:  David M. Vickers
                                         Facsimile:  (404) 875-7534

     With a copy to:                     King & Spalding
                                         191 Peachtree Street
                                         Atlanta, Georgia 30303
                                         Attention:  Alan J. Prince, Esq.
                                                     Susan J. Kolodkin, Esq.
                                         Facsimile:  (404) 572-5100

In the event the Escrow Agent shall receive such written instructions and shall determine pursuant to its sole discretion that verification of such instructions shall be required, then the Escrow Agent shall be permitted to seek confirmation of such instructions by way of telephone contact to the author of such written instructions. Verification of the instructions by the purported author of the instructions called at the telephone number placed on the instructions shall serve to verify such instructions.

         12. ASSIGNMENT. This Agreement shall not be assignable absent written consent of the parties hereto. Any assignment absent written consent shall be deemed void ab initio, except that the merger or acquisition of all or substantially all the assets of the parties shall not require written consent, but shall require written notice to all the parties hereto. Notwithstanding the foregoing, all covenants contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns.

         13. MODIFICATION OF AGREEMENT. This Agreement shall constitute the complete and entire understanding of the parties hereto regarding the escrow transactions contemplated hereby, and shall supersede any and all prior agreements between or among them.


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The provisions of this Agreement shall not be waived, modified, amended, altered or supplemented, in whole or in part, except by a writing signed by all the parties hereto.

         14. PERFORMANCE ON HOLIDAYS. Should the performance date pursuant to any provision of this Agreement fall upon a bank holiday or on a day on which banks are not generally open for business, the performance by the Escrow Agent on the succeeding business day shall be deemed to be in full compliance with the terms hereof.

         15. CHOICE OF LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia. The parties further waive any right to a trial by jury with respect to any judicial proceeding arising out of occurrences related to this Agreement.

         16. FORCE MAJEURE. No party to this Agreement shall be liable to any other party for losses arising out of, or the inability to perform its obligations under the terms of this Agreement, due to acts of God, which shall include, but shall not be limited to, fire, floods, strikes, mechanical failure, war, riot, nuclear accident, earthquake, terrorist attack, computer piracy, cyber-terrorism or other acts beyond the control of the parties hereto.

         17. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                      SOUTHTRUST BANK


                                      By:   /s/ Virginia Petty
                                            ------------------------------------
                                            Name:  Virginia Petty
                                                   -----------------------------
                                            Title: Vice President and Trust
                                                   -----------------------------
                                                   Officer
                                                   -----------------------------

                                      SUBURBAN LODGES OF AMERICA, INC.


                                      By:   /s/ David Krischer
                                            ------------------------------------
                                            Name:  David Krischer
                                                   -----------------------------
                                            Title: CEO
                                                   -----------------------------


                                      INTOWN SUITES MANAGEMENT, INC.


                                      By:   /s/ David M. Vickers
                                            ------------------------------------
                                            Name:  David M. Vickers
                                                   -----------------------------
                                            Title: CEO
                                                   -----------------------------


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                                    EXHIBIT A
                            DISBURSEMENT INSTRUCTIONS

         1. If (a) either (i) the Depositor or Sub exercises its right to terminate the Merger Agreement pursuant to Section 7.1(i) thereof or (ii) the conditions precedent to the obligations of the Depositor and Sub as set forth in Sections 6.1 and 6.2 of the Merger Agreement shall have been satisfied or waived and the Depositor or Sub nonetheless fail to consummate the Closing as and when required under the Merger Agreement, and (b) each of the Secured Party and the Depositor sign and deliver to the Escrow Agent written instructions directing release of the Deposit to the Secured Party and any remaining portion of the Escrow Fund not paid to the Secured Party to the Depositor (the "Release Notice"), then as soon as practicable (but in no event more than three business days) after receipt of the Release Notice, the Escrow Agent shall release (i) the Deposit to the Secured Party and (ii) any remaining portion of the Escrow Fund not paid to the Secured Party to the Depositor, by wire transfer of immediately available funds to the bank accounts specified by the Secured Party and the Depositor (as applicable) in the Release Notice.

         2. If (a) (i) the Merger Agreement is terminated by the Depositor for any reason other than as described in subsection (a)(i) of the immediately preceding paragraph, (ii) the Merger Agreement is terminated by the Secured Party for any reason other than because the conditions precedent to the obligations of Depositor and Sub as set forth in Sections 6.1 and 6.2 of the Merger Agreement shall have been satisfied or waived and the Depositor or Sub nonetheless fails to consummate the Closing as and when required under the Merger Agreement, or (iii) the transactions contemplated by the Merger Agreement are consummated in accordance with the terms of the Merger Agreement, and (b) each of the Secured Party and the Depositor sign and deliver to the Escrow Agent written instructions directing return of the Escrow Fund to the Depositor (the "Return Notice"), then as soon as practicable (but in no event more than three business days) after receipt of the Return Notice, the Escrow Agent shall return the Escrow Fund to the Depositor, by wire transfer of immediately available funds to the bank account specified by the Depositor in the Return Notice.

         3. If the Depositor refuses to sign the Release Notice, or the Secured Party refuses to sign the Return Notice, then either such refusing party shall provide prompt written notice of its refusal to the Escrow Agent and the other party hereto, specifying in reasonable detail the basis for its refusal (the "Dispute Notice"). If the Depositor and the Secured Party cannot agree upon a resolution of the dispute within fifteen (15) calendar days of the receipt of the relevant Dispute Notice, any of the parties hereto, including the Escrow Agent, may institute legal proceedings in the United States District Court for the Northern District of Georgia with respect to the Escrow Fund, and the Escrow Agent may tender the Escrow Fund into the registry and custody of the court, and in such instance, the Escrow Agent shall thereupon be discharged from further duties or liabilities with respect to such Escrow Fund to the extent permitted by applicable law; provided, however, the Escrow Agent shall still be bound by the terms of the Escrow Agreement until its termination.



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                                    EXHIBIT B
                                   INVESTMENTS

         The Escrow Agent shall administer the Escrow Fund under the terms of this Agreement and shall from time to time invest and reinvest the Escrow Fund in any one or more of the following:

                  (a)      obligations of the United States of America;

                  (b) general obligations of any State of the United States of America;

                  (c) general obligations of any political subdivision of a State of the United States of America, if such obligations are related by at least two recognized rating services as at least "AA";

                  (d) certificates of deposit of the Escrow Agent and any national bank or banks insured by the Federal Deposit Insurance Corporation with a net worth in excess of $100,000,000;

                  (e) obligations of state or municipal public housing authorities chartered by the United States of America and guaranteed by the United States of America;

                  (f)      demand interest bearing accounts of the Escrow Agent;
                           and

                  (g) money market funds of the Escrow Agent which invest in any of the preceding (a) through (f), or rated not less than AAAM by Standard & Poors.

In the absence of joint written instructions as provided in Section 4, the Escrow Agent shall invest the Escrow Fund in money market funds of the type described in the preceding clause (g).



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                                    EXHIBIT C
                                      FEES

         As compensation for services rendered under this Agreement, the Escrow Agent shall receive an Acceptance Fee of $500.00 to be paid 50% by the Depositor and 50% by the Secured Party upon the execution and delivery of this Agreement, and an Annual Administration Fee of $1,500.00, which shall be paid and 50% by the Depositor and 50% by the Secured Party, annually thereafter, in advance. There will be an additional annual charge of $500.00 if the Escrow Fund is not invested in J. P. Morgan Cash Management Money Market Fund. As set forth in
Section 9 of the Agreement, compensation shall be paid to the Escrow Agent 50% by the Depositor and 50% by the Secured Party.